Exhibit 3.10

LIMITED LIABILITY COMPANY AGREEMENT

OF

WORLDSPAN XOL HOLDINGS LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of WORLDSPAN XOL HOLDINGS LLC, a Georgia limited liability company (the “Company”), is adopted as of January 13, 2000 (the “Effective Date”), by WORLDSPAN, L.P., a Delaware limited partnership (“Sole Member”), as the sole member of the Company.

The Company was formed as a limited liability company under the Georgia Limited Liability Company Act (the “Act”), pursuant to Articles of Organization that were filed on the Effective Date with the Secretary of State of Georgia.  This Agreement is the limited liability company agreement of the Company.  The Company shall be governed by the Act and this Agreement.

Sole Member is the sole member of the Company.  As provided in the Act, the entire management of the Company is vested in the Sole Member as the sole member.  Sole Member may from time to time in its discretion appoint one or more Officers to conduct the Company’s business and affairs on Sole Member’s behalf, each of whom shall serve in such capacity until he or she is unable to fulfill the obligations of such office.  The Company shall initially have a President, Secretary, and Treasurer having the following powers and duties and responsibilities to the Company:

(a)           President.  Subject to any limitations imposed by this Agreement, the Act, any employment agreement with the Company or Sole Member, any employee plan or any determination by Sole Member, the President, subject to the general control of Sole Member, shall be the chief operating officer of the Company and, as such, shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its Officers, employees and agents, shall supervise generally the affairs of the Company, and shall have full authority to execute all documents and take all actions that the Company may legally take.  Any person or entity dealing with the Company may rely on the authority of the President as to all such Company actions without further inquiry.  The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or Sole Member, including the duties and any powers stated in any employment agreement with the Company or Sole Member.

(b)           Secretary.  The Secretary shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties commonly incident to his office and shall perform such other duties and have such other powers as may, from time to time, be assigned to him by this Agreement, Sole Member or the President.

(c)           Treasurer.  The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, Sole Member or the President.  The Treasurer, subject to the order of Sole Member, shall have the custody of all funds and securities of the Company.  The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as this Agreement, Sole Member or the President may designate from time to time.

As of the Effective Date, Sole Member hereby appoints the following individuals as Officers of the Company as indicated:

Paul Blackney—President
Douglas Abramson—Secretary
Dale Messnick—Treasurer

Sole Member intends that the company be disregarded as a separate entity for Federal income tax purposes pursuant to Treasury Regulations § 301.7701-3.  Accordingly, no election to the contrary shall be filed by or on behalf of the Company and all income, gain, loss, deduction and credit of the Company shall be reported by Sole Member on its returns.

IN WITNESS WHEREOF, Sole Member has duly executed this Limited Liability Company Agreement as of the Effective Date.

SOLE MEMBER

WORLDSPAN, L.P.

By:	/s/ Dale Messick
Name: Dale Messick
Title: Vice President-Finance